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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                  Commission file number: 1-4591


(CHECK ONE):         [ ] Form 10-K/Form 10-KSB, [ ] Form 20-F, [ ] Form 11-K,
                     [X] Form 10-Q, [ ] Form N-SAR

                     For Period Ended:    June 30, 2002
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                     [ ]  Transition Report on Form 10-K
                     [ ]  Transition Report on Form 20-F
                     [ ]  Transition Report on Form 11-K
                     [ ]  Transition Report on Form 10-Q
                     [ ]  Transition Report on Form N-SAR

                     For the Transition Period Ended: __________________

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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                          Fairmount Chemical Co., Inc.
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                             Full Name of Registrant

                                       N/A
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                            Former Name if Applicable


                              117 Blanchard Street
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            Address of Principal Executive Office (Street and Number)


                            Newark, New Jersey 07105
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                            City, State and Zip Code




                       PART II -- RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
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     The information necessary to complete the quarterly report on Form 10-QSB of Fairmount has not yet been received or completed.


                          PART IV -- OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

           William C. Kaltnecker        (973)             344-5790
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                  (Name)             (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
           [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
           subject report or portion thereof?  [ ]  Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          Fairmount Chemical Co., Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 14, 2002             By:  Fairmount Chemical Co., Inc

                                         /s/ Jerrel Branson
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                                        Jerrel Branson
                                        Chief Executive Officer